Exhibit 10.1

EXECUTION COPY

MORGAN STANLEY SENIOR FUNDING, INC.
1585 Broadway
New York, New York  10036

February 5, 2012

Consolidated Communications, Inc.
121 South 17th Street
Mattoon, Illinois 61938
Attention:  Steve Childers, Chief Financial Officer

Project Cheetah
Commitment Letter
$350 million Senior Unsecured Bridge Facility

Ladies and Gentlemen:

Consolidated Communications, Inc. (“you” or the “Borrower”), a wholly-owned subsidiary of Consolidated Communications Holdings, Inc. (“Holdings”),  have advised Morgan Stanley Senior Funding, Inc. (“MSSF”, “we”, “us” or the “Commitment Party”) that you intend  to acquire (the “Acquisition”) 100% of the outstanding capital stock of a company previously identified to us and code-named Cheetah (the “Target”) pursuant to an agreement and plan of merger (including all annexes and exhibits thereto, as amended, modified and supplemented in accordance with the terms hereof, the “Acquisition Agreement”) among Holdings, two merger subsidiaries of Holdings and the Target (the “Seller”).  All references to “dollars” or “$” in this Commitment Letter (as defined below) are references to United States dollars.

We understand that the total funding required to effect the Acquisition, to repay and redeem existing indebtedness of the Target and its subsidiaries and to pay the fees and expenses incurred in connection therewith shall be $537 million and shall be provided from (i) the issuance of equity interests of Holdings to the selling shareholders of the Target as partial consideration for the Acquisition (the “Equity Issuance”), (ii) the issuance (either by private placement or an underwritten public sale, and including a funding into escrow) by the Borrower of unsecured senior notes (the “Notes”) or, if and to the extent that the Borrower is unable to issue the Notes, the incurrence of unsecured senior bridge loans (the “Bridge Loans”) under a senior bridge facility (the “Bridge Facility”), of $350 million, as described in the summary of terms and conditions attached hereto as Exhibit A (the “Bridge Term Sheet”) and (iii) cash on-hand of the Borrower.  The Acquisition, the entering into of this Commitment Letter (as defined below), the issuance of the Notes or the borrowings under the Bridge Facility and the related transactions contemplated by the foregoing as well as the payment of fees, commissions an expenses in connection with each of the foregoing, are collectively referred to as the “Transactions.”  No other financing will be required for the Transactions.

1. Commitments.  The Commitment Party is pleased to commit to provide 100% of the Bridge Facility subject to and on the terms and conditions set forth herein and in the Bridge Term Sheet and the additional conditions attached as Exhibit B (the “Conditions Term Sheet”; and together with the Bridge Term Sheet, the “Term Sheets” and together with this agreement and the Fee Letter (as defined below), the “Commitment Letter”).  It is agreed that MSSF shall act as sole and exclusive lead arranger, book-runner and syndication agent for the Bridge Facility (in such capacity, the “Lead Arranger”) and as administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”).  It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to the Bridge Facility outside the terms contained in this Commitment Letter and the fee letter (the “Fee Letter”) executed simultaneously herewith in order to obtain its commitment to participate in the Bridge Facility, in each case unless you and we so agree.

You agree that the closing date of the Transactions including the concurrent closing of the Bridge Facility and, if applicable, the issuance of the Notes (the “Closing Date”) shall be a date mutually agreed upon between you and us, but in any event shall not occur until all of the terms and conditions in this Commitment Letter have been satisfied.  The terms of this commitment are not limited to those set forth in this Section 1 of this Commitment Letter.  Those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties.  Notwithstanding anything to the contrary set forth in this Commitment Letter, the commitment and other obligations of the Commitment Party hereunder are subject solely to the satisfaction of the following conditions in a manner acceptable to the Commitment Party:

(a) the negotiation, execution and delivery of definitive loan documentation for the Bridge Facility (the “Bridge Documentation” or the “Financing Documentation”), in each case in form and substance reasonably satisfactory to the Commitment Party and its counsel, including without limitation credit agreements, guaranties and other documentation reflecting, among other things, the terms and conditions set forth herein and in the Term Sheets;

(b) since December 31, 2010, the absence of any

(c) change, effect, event, occurrence, state of facts, or development that has had or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect or a Holdings Material Adverse Effect (each as defined below);

(d) the Closing Date shall not occur less than 20 calendar-days after both receipt of the Ratings and delivery to the Lead Arranger of the final confidential information memorandum referred to therein; and

(e) the satisfaction of each of the other conditions set forth (i) under the heading “Conditions Precedent to Funding” on Exhibit A to this Commitment Letter and (ii) on Exhibit B to this Commitment Letter.

Notwithstanding anything in this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Borrower, the Target and their respective subsidiaries and businesses the accuracy of which shall be a condition to availability of the Bridge Facility on the Closing Date shall be (A) such of the representations made by the Target in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Financing Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date if the conditions set forth in this Commitment Letter are satisfied.  For purposes hereof, “Specified Representations” means the representations and warranties relating as to due organization, corporate power and authority, the due authorization, execution, delivery and enforceability of the Financing Documentation, the Financing Documentation not conflicting with charter documents, law or material contracts, solvency, Federal Reserve margin regulations, Investment Company Act, Patriot Act, status of the Bridge Facility as senior debt and “designated senior debt”.

The term “Target Material Adverse Effect” shall mean (i) a material adverse effect on the business, results of operations or financial condition of the Target and its Subsidiaries taken as a whole or (ii) a material adverse effect on the Target’s ability to consummate the transactions contemplated by the Acquisition Agreement on a timely basis; provided, however, that in determining whether a Target Material Adverse Effect has occurred, there shall be excluded any effect on the Target or its Subsidiaries relating to or arising in connection with (A) any adverse change, effect, event or occurrence, state of facts or developments to the extent the public announcement or the pendency of the Acquisition Agreement or the transactions contemplated thereby or any actions required to be taken (or refrained from being taken) in compliance therewith or otherwise with the consent of the other party thereto, including the impact thereof on the relationships of the Target or any of its Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Target or any of its Subsidiaries has any relationship and including any litigation brought by any shareholder of the Target in connection with the transactions contemplated thereby, (B) any failure by the Target to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof, (C) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable or potentially applicable to the industries in which the Target or its Subsidiaries operate, (D) changes generally affecting the industries in which the Target or its Subsidiaries operate that are not specifically related to the Target and its Subsidiaries and do not have a materially disproportionate adverse effect on the Target and its Subsidiaries, taken as a whole, (E) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy or (F) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster.

The term “Holdings Material Adverse Effect” shall mean (i) a material adverse effect on the business, results of operations or financial condition of Holdings and its Subsidiaries taken as a whole or (ii) a material adverse effect on Holdings’ or either Merger Sub’s ability to consummate the transactions contemplated by the Acquisition Agreement  on a timely basis; provided, however, that in determining whether a Holdings Material Adverse Effect has occurred, there shall be excluded any effect on the Holdings or its Subsidiaries relating to or arising in connection with (A) any adverse change, effect, event or occurrence, state of facts or developments to the extent the public announcement or the pendency of the Acquisition Agreement or the transactions contemplated thereby or any actions required to be taken (or refrained from being taken) in compliance therewith or otherwise with the consent of the other party to the Acquisition Agreement, including the impact thereof on the relationships of Holdings or any of its Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom Holdings or any of its Subsidiaries has any relationship and including any litigation brought by any shareholder of the Company or Holdings in connection with the transactions contemplated by the Acquisition Agreement, (B) any failure by Holdings to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof, (C) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, GAAP or regulatory accounting requirements applicable or potentially applicable to the industries in which Holdings or its Subsidiaries operate, (D) changes generally affecting the industries in which Holdings or its Subsidiaries operate that are not specifically related to Holdings and its Subsidiaries and do not have a materially disproportionate adverse effect on the Holdings and its Subsidiaries, taken as a whole, (E) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy or (F) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster.

As used in the preceding two paragraphs, (i) the term “Subsidiary” shall mean, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity that is consolidated with such person for financial reporting purposes, and (ii) the term “Merger Subs” shall refer to WH Acquisition Corp., a California corporation and a wholly owned subsidiary of Holdings and WH Acquisition II Corp., a California corporation and a wholly owned subsidiary of Holdings (and each, individually, a “Merger Sub”).

2. Syndication.  The Lead Arranger reserves the right, prior to or after execution of the definitive credit documentation for the Bridge Facility, to syndicate all or part of the Commitment Party’s commitment for the Bridge Facility to one or more financial institutions or institutional lenders in consultation with you, and the commitment of the Commitment Party hereunder in respect of the Bridge Facility shall be reduced as and when commitments are received from such other lenders in respect of the Bridge Facility.  Without limiting your obligations to assist with syndication efforts as set forth herein, the Commitment Party agrees that completion of such syndications is not a condition to its commitments hereunder.

The Lead Arranger intends to commence syndication efforts promptly after the execution of this Commitment Letter by you and you agree to actively assist the Lead Arranger in achieving a syndication in respect of the Bridge Facility that is satisfactory to the Lead Arranger.  Such syndication will be accomplished by a variety of means, including direct contact during the syndication for the Bridge Facility between senior management and advisors of the Target and the proposed syndicate members for the Bridge Facility (the “Lenders”).  The Lead Arranger will manage all aspects of the syndication in consultation with you, including the timing, scope and identity of potential lenders, any agency or other title designations or roles awarded to any potential lender, any compensation provided to each potential lender from the amount paid to the Lead Arranger pursuant to this Commitment Letter and the Fee Letter and the final allocation of the commitments in respect of the Bridge Facility among the Lenders.

To assist the Commitment Party in its syndication efforts, you hereby covenant and agree:

(a) to provide and cause your advisors to provide, and use your commercially reasonable efforts to cause the Target, its subsidiaries and its advisors to provide, the Lead Arranger and the other relevant syndicate members upon request with all information reasonably requested by the Lead Arranger, including but not limited to the Projections (as defined below) and financial and other information, reports, memoranda and evaluations prepared by, on behalf or at the direction of you, the Target or its subsidiaries or your or their respective advisors;

(b) to prepare one or more confidential information memoranda (including public and private versions thereof) and other materials, in each case in form and substance customary for transactions of this type and otherwise satisfactory to the Lead Arranger, to be used in connection with the syndication of the Bridge Facility;

(c) to use your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing lending and banking relationships and the existing lending and banking relationships of the Target and its subsidiaries;

(d) to use your commercially reasonable efforts to obtain monitored public corporate credit or family ratings of the Borrower after giving effect to the Transactions and ratings for each of the Bridge Facility and the Notes, in each case, from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”);

(e) to ensure that, prior to and until the completion of the syndication of the Bridge Facility (as determined by the Commitment Party and notified in writing to you), there are no competing issuances or offerings of debt securities, or placement or arrangement of any commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) by Holdings, the Borrower, the Target or any of your or their respective subsidiaries or affiliates, being discussed, attempted, offered, placed or arranged (other than the Notes), including renewals or refinancing of any existing debt (it being understood that this condition shall survive the Closing Date as a covenant until the completion of the syndication of the Bridge Facility (as determined by the Commitment Party and notified in writing to you)); and

(f) to otherwise assist the Lead Arranger in its syndication efforts, including by making available your and using commercially reasonable efforts to make available the Target’s officers, representatives and advisors, in each case from time to time and to attend and make presentations regarding the business and prospects of the Borrower at one or more meetings of Lenders.

3. Information.  You represent and warrant that (a) all information (other than the Projections referred to below) that has been or will hereafter be made available by or on behalf of you, the Borrower, the Target or by any of your or their respective agents or representatives in connection with the Transactions (the “Information”) to the Commitment Party or any of its affiliates, agents or representatives or to any Lender or any potential Lender is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which such statements were or are made and (b) all financial projections (the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to the Commitment Party or any of its affiliates, agents or representatives or to any Lender or any potential Lender in connection with the Transactions have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular projections will be realized).  You agree that, if at any time prior to the Closing Date and, if requested by us, for a reasonable period (not to exceed 90 days) thereafter as is necessary to complete the syndication of the Bridge Facility any of the representations or warranties in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations and warranties will be correct at such time.  You agree that, in issuing the commitments hereunder and in arranging and syndicating the Bridge Facility, we will be entitled to use and rely on the Information and the Projections furnished by you or on your behalf or on behalf of the Target without independent verification thereof.

You agree that the Lead Arranger may make available any Information and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”).  You further agree to assist, at the request of the Lead Arranger, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Bridge Facility, consisting exclusively of information or documentation that is either (i) publicly available (or contained in the prospectus or other offering memorandum for the Notes) or (ii) not material with respect to the Borrower, the Target, the Seller or their respective subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.”  You further agree that each document to be disseminated by the Lead Arranger to any Lender or potential Lender in connection with the syndication of the Bridge Facility will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information.  You acknowledge that the following documents will contain solely Public Lender Information: (i) drafts and final definitive documentation with respect to the Bridge Facility; (ii) administrative materials prepared by the Lead Arranger for potential Lenders (e.g. a lender meeting invitation, allocation and/or funding and closing memoranda); and (iii) notification of changes in the terms of the Bridge Facility.

4. Costs, Expenses and Fees.  You agree to pay or reimburse the Lead Arranger, the Administrative Agent and the Commitment Party for all reasonable costs and expenses incurred by the Lead Arranger, the Administrative Agent and the Commitment Party or its affiliates (whether incurred before or after the date hereof) in connection with the Bridge Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter and the Financing Documentation  including without limitation, the fees and disbursements of counsel, regardless of whether any of the Transactions is consummated.  You further agree to pay all reasonable costs and expenses of the Lead Arranger, the Administrative Agent and the Commitment Party and its affiliates (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.  In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.  Once paid, such fees shall not be refundable under any circumstances.  The terms of the Fee Letter are an integral part of the Commitment Party’s commitment hereunder and constitute part of this Commitment Letter for all purposes hereof, and compliance with the terms thereof is a condition precedent to the Commitment Party’s commitment hereunder.

5. Indemnity.  You agree to indemnify and hold harmless each of the Lead Arranger, the Administrative Agent and Lenders and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and assign of each of the forgoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Bridge Facility, the use of proceeds thereof, the Transactions or the other transactions contemplated thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person upon demand for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person.  In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Borrower, the Target, any of your or their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the Bridge Facility or any of the Transactions is consummated.  Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission and (ii) no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you, the Borrower, the Target, or any of your or their respective securityholders or creditors arising out of, related to or in connection with the Commitment Letter, the Fee Letter, the Bridge Facility or any of the Transactions or the other transactions contemplated thereby, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct, and it is further agreed that the Commitment Party shall have liability only to you (as opposed to any other person).

You will not, without the prior written consent of the Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.

6. Confidentiality.  This Commitment Letter is furnished solely for your benefit, and may not be relied upon or enforced by any other person or entity other than the parties hereto, the Lenders and the Indemnified Persons.  This Commitment Letter is delivered to you on the condition that neither the existence of this Commitment Letter nor the Fee Letter nor any of their contents shall be disclosed, directly or indirectly, to any other person or entity except (i) to your directors, officers, employees and advisors on a “need-to-know” basis and only in connection with the evaluation of the Transactions and (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law; provided, however, it is understood and agreed that you may disclose (a) this Commitment Letter and the Fee Letter on a confidential basis to the board of directors and advisors of the Target in connection with their consideration of the Transactions (provided that the Fee Letter is redacted in a manner reasonably satisfactory to the Lead Arranger); (b) after your acceptance hereof, this Commitment Letter (but not the Fee Letter), in filings with the SEC and other applicable regulatory authorities and stock exchanges, including without limitation in connection with seeking shareholder approval of the transactions contemplated by the Acquisition Agreement; (c) upon notice to the Commitment Party, this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) in any prospectus or offering memoranda relating to the Notes, in any syndication or other marketing material in connection with the Bridge Facility or in connection with any public filing requirement; (d) this Commitment Letter and the Fee Letter, after written notice to the Lead Arranger, in defense of any legal action brought by or against any of you or any of your affiliates, successors or assigns or any of their respective officers, directors, employees, agents, advisors or other representatives, or as may be necessary or advisable in connection with the assertion of any claim or right under or in connection with this Commitment Letter or the Fee Letter; and (e) after your acceptance hereof, this Commitment Letter (but not the Fee Letter), on a confidential basis to any ratings agencies and valuation firms.

7. Patriot Act.  We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (October 26, 2001) (as amended, the “Patriot Act”), we and the other Lenders are required to obtain, verify and record information that identifies the Borrower and the Target and its subsidiaries, which information includes the name, address, tax identification number and other information regarding them that will allow any of us or such Lender to identify the Borrower and the Target in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of the Commitment Party and each other Lender.

8. Governing Law etc.  This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby.  Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter and/or the related Fee Letter is hereby waived.  You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby and agree that any service of process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding relating to any such dispute.  You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of any Lead Arranger or Administrative Agent or the Commitment Party to serve legal process in any other manner permitted by law or affect the Lead Arranger’s or Administrative Agent’s or Commitment Party’s right to bring any suit, action or proceeding against Holdings, the Borrower or their respective subsidiaries or its or their property in the courts of other jurisdictions.

9. Other Activities; No Fiduciary Relationship; Other Terms.

As you know, Morgan Stanley is a full service securities firm engaged, either directly or indirectly through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  Morgan Stanley or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.

The Lead Arranger, the Administrative Agent and the Commitment Party and their respective affiliates may have economic interests that conflict with those of Holdings, Target or the Borrower and may provide financing or other services to parties whose interests conflict with yours.  You agree that the Lead Arranger, the Administrative Agent and the Commitment Party will act under this agreement as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lead Arranger, the Administrative Agent and the Commitment Party on the one hand and Holdings, Target or the Borrower, or their respective management, stockholders or affiliates on the other hand.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Lead Arranger, the Administrative Agent and the Commitment Party, on the one hand, and you and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party is acting solely as a principal and not as a fiduciary of you or the Borrower, its management, stockholders, creditors or any other person, (iii) the Lead Arranger, the Administrative Agent and the Commitment Party have not assumed an advisory or fiduciary responsibility in favor of you or the Borrower with respect to the Transactions or the process leading thereto (irrespective of whether the Lead Arranger, the Administrative Agent or the Commitment Party or any of their respective affiliates had advised or is currently advising you or the Borrower on other matters) or any other obligation to you or the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you and the Borrower have consulted your and its own legal and financial advisors to the extent you or it deemed appropriate.

You further acknowledge and agree that you, the Borrower and your respective subsidiaries are responsible for making your and their own independent judgment with respect to the Transactions and the process leading thereto.  In addition, please note that the Lead Arranger, the Administrative Agent and the Commitment Party and their respective affiliates do not provide accounting, tax or legal advice.  You, the Borrower and your respective subsidiaries agree that you or they will not claim that the Lead Arranger, the Administrative Agent or the Commitment Party or any of their respective affiliates has rendered advisory services or any nature or respect, or owes a fiduciary or similar duty to you, the Borrower or your or their respective subsidiaries, in connection with the Transactions or the process leading thereto.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and such affiliates may agree in our sole discretion.  You also agree that the Commitment Party may at any time and from time to time assign all or any portion of its respective commitments hereunder to one or more of its respective affiliates.  You acknowledge that the Commitment Party may share with any of its affiliates, and such affiliates may share with the Commitment Party, any information related to the Transactions, you, the Target, any of your or their subsidiaries or any of the matters contemplated hereby in connection with the Transactions.  We agree to treat, and cause any of our affiliates to treat, all non-public information provided to us by you as confidential information in accordance with customary banking industry practices.

10. Acceptance, Termination, Amendment, etc.  Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and thereof by no later than 5:00 p.m., New York time, on February 6, 2012.  Thereafter, the commitments and other obligations of the Commitment Party set forth in this Commitment Letter shall automatically terminate unless each of the Lenders shall in their discretion agree to an extension, upon the earliest to occur of (i) the execution and delivery of Financing Documentation by all of the parties thereto and the consummation of the Acquisition; (ii) November 5, 2012, if the Financing Documentation shall not have been executed and delivered by all such parties thereto; and (iii) the date of termination or abandonment of the Acquisition Agreement.  In addition, the Commitment Party’s commitment hereunder to provide the Bridge Facility will terminate upon the issuance of the Notes.

This Commitment Letter and the Fee Letter constitute the entire agreement and understanding between you and your subsidiaries and affiliates and the Commitment Party with respect to the Bridge Facility and supersedes all prior written or oral agreements and understandings relating to the specific matters hereof.  No individual has been authorized by the Commitment Party or any of its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter.  Delivery of an executed counterpart of a signature page to this Commitment Letter and the Fee Letter by facsimile or electronic .pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter and the Fee Letter.  This Commitment Letter and the Fee Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument.  The provisions of Sections 1 (clause (i) only), 2, 3, 4, 5, 6, 8, 9 and this Section 10 shall survive termination of this Commitment Letter, provided that Sections 2 and 3 shall survive only if the Closing Date occurs.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto.  This Commitment Letter shall not be assignable by you without our prior written consent and any purported assignment without such consent shall be null and void.  This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons).

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We are pleased to have given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:        /s/ Reagan C. Philipp
Name:  Reagan Philipp
Title:    Authorized Signatory

[SIGNATURE PAGE]

Agreed to and accepted as of

the date first written above:

CONSOLIDATED COMMUNICATIONS, INC.

By:        /s/ Steven L. Childers
Name: Steven L. Childers
Title: SVP / CFO

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EXHIBIT A

$350 MILLION SENIOR UNSECURED BRIDGE FACILITY

SUMMARY OF TERMS AND CONDITIONS

Borrower:
Consolidated Communications, Inc. (the “Borrower”), a wholly owned subsidiary of Consolidated Communications Holdings, Inc. (“Holdings”).  The Borrower, or a merger subsidiary of the Borrower, will merge with the Target on the Closing Date.

Sole Lead Arranger and
Book Runner and
Administrative Agent:	Morgan Stanley Senior Funding, Inc. (“MSSF,” the “Lead Arranger” or the “Administrative Agent”).

Bridge Lenders:	MSSF and a syndicate of financial institutions and institutional lenders arranged by the Lead Arranger in consultation with the Borrower.

Ranking:	The Bridge Loans will rank senior to all subordinated indebtedness of the Borrower and will rank pari passu to all other senior debt of the Borrower.

Guarantors:
The Bridge Facility will be guaranteed on a senior basis by each of the Borrower’s subsidiaries that guarantee the Amended and Restated Credit Agreement dated as of June 8, 2011, among Holdings, the Borrower, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent and the other agents party thereto (the “Existing Credit Agreement”).  The guarantees will rank senior to all subordinated indebtedness of a Guarantor and will rank pari passu to all other senior unsecured indebtedness of such Guarantor.

Bridge Facility:	A $350 million senior unsecured increasing rate bridge facility (the “Bridge Facility”). The Bridge Loans will be evidenced by promissory notes.

Purpose and Availability:
The full amount of the Bridge Facility will be available in a single borrowing on the Closing Date and shall be utilized (a) to finance, in part, the Acquisition and the Transactions and (b) to pay fees and expenses in connection with the Transactions.  The loans made under the Bridge Facility on the Closing Date are herein referred to as the “Initial Bridge Loans.” Once repaid, no amount of Initial Bridge Loans may be reborrowed.

Security:	None.

Conversion to Extended

Term Loans:
If any Initial Bridge Loan has not been repaid in full on or prior to the first anniversary of the Closing Date (the “Rollover Date”) then, subject to payment of the Rollover Fee (as defined in the Fee Letter), and unless (i) Holdings, the Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding or (ii) there exists a default in payment with respect to the Initial Bridge Loans (which bankruptcy, insolvency or payment default would instead result in automatic acceleration), the Initial Bridge Loans shall automatically be converted into term loans (each, an “Extended Term Loan”) maturing on the seventh anniversary of the Rollover Date (the “Bridge Final Maturity Date”), subject to the Bridge Lenders’ rights to convert Initial Bridge Loans into Exchange Notes as set forth below.  Any Initial Bridge Loan not converted into an Extended Term Loan on the Rollover Date shall mature on the Rollover Date.

Exchange into Exchange
Notes:
Each Bridge Lender of an Initial Bridge Loan or Extended Term Loan that is (or will immediately transfer its Exchange Notes to) an Eligible Holder (as defined in Annex I) will have the option, at any time on or after the Rollover Date, to receive notes (the “Exchange Notes”) in exchange for such Initial Bridge Loans or Extended Term Loans having the terms set forth in the term sheet attached hereto as Annex I; provided that the Borrower may defer the first and each subsequent issuance of Exchange Notes until such times as the Borrower shall have received requests to issue an aggregate of at least $50 million in principal amount of Exchange Notes.  In connection with each such exchange, or at any time prior thereto if requested by any Bridge Lender that is a Bridge Lender as of the Closing Date (each, an “Initial Bridge Lender”), the Borrower shall (i) deliver to the Bridge Lender that is receiving Exchange Notes, and to such other Bridge Lenders as such Initial Bridge Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Exchange Notes by such Bridge Lenders, in such form and substance as reasonably acceptable to the Borrower and such Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions) and a registration rights agreement customary in Rule 144A offerings, in each case, if requested by such Initial Bridge Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Bridge Lender and such certificates as the Initial Bridge Lender may request as would be customary in Rule 144A offerings and otherwise in form and substance satisfactory to the Initial Bridge Lender and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Initial Bridge Lender in connection with issuances or resales of Exchange Notes, including providing such information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of Exchange Notes and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Interest Rate:
Prior to the Rollover Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to the three-month London Interbank Offered Rate (“LIBOR”) as determined by the Administrative Agent for a corresponding U.S. dollar deposit amount (adjusted quarterly) plus the Spread.  The Spread will initially be 600 basis points.  If the Initial Bridge Loans are not repaid in full within three months following the Closing Date, the Spread will increase by 50 basis points at the beginning of the fourth month following the Closing Date and shall increase by an additional 50 basis points at the beginning of each three-month period thereafter (but, in any event, not on the Rollover Date).  LIBOR will be adjusted for maximum statutory reserve requirements (if any); provided that LIBOR shall be deemed to be not less than 1.50% per annum.

Interest on the Initial Bridge Loans will be payable in arrears at the end of each three-month period and at the Rollover Date.  Interest on the Initial Bridge Loans shall not exceed the Total Cap (as defined in the Fee Letter).

Extended Term Loans will accrue interest at the Total Cap.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Interest:
Upon the occurrence and during the continuance of an event of default or a payment default, interest will accrue on the amount of any loan or other amount outstanding under the Bridge Facility at a rate of 2.0% per annum plus the rate otherwise applicable to the loans under the Bridge Facility and will be payable on demand; provided that after the Rollover Date, the Initial Bridge Loans (i.e., if the conditions to conversion into Extended Term Loans are not satisfied) will accrue interest at a rate of 2.0% per annum in excess of the Total Cap.

Mandatory Prepayment:
The Borrower will be required to prepay Initial Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest, in an amount equal to (a) 100% of the net proceeds received from the sale or other disposition of assets of the Borrower or any of its subsidiaries after the Closing Date, other than sales of inventory in the ordinary course of business and other exceptions to be agreed and other than amounts reinvested in assets to be used in the Borrower business within 12 months of such disposition, (b) 100% of all casualty and condemnation proceeds received by the Borrower or any of its subsidiaries, subject to reinvestment rights to be agreed, (c) 100% of the net proceeds received by the Borrower or any of its subsidiaries from the issuance of debt or preferred stock after the Closing Date, other than exceptions to be agreed and (d) 100% of the net proceeds received from the issuance of equity by, or equity contributions to, the Borrower after the Closing Date.  The foregoing prepayment obligation (other than the obligation to prepay pursuant to clause (c) with proceeds from issuance of Notes or other Qualifying Senior Debt (to be defined in the Bridge Documentation)) shall be subject to prior prepayments under the Existing Credit Agreement, if required thereunder.

In addition, upon the occurrence of a change of control of the Borrower (to be defined in a mutually acceptable manner), the Borrower will be required, to offer to prepay Initial Bridge Loans on a pro rata basis, at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, to the date of prepayment.

Optional Prepayments:
Prior to the Rollover Date, the Initial Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time with prior notice, at par plus accrued and unpaid interest and breakage costs.

Until the fourth anniversary of the Closing Date, prepayment of Extended Term Loans will be subject to a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points.  Thereafter, Extended Term Loans will be prepayable at the option of the Borrower at a premium equal to 50% of the coupon on the Extended Term Loans, declining ratably to par on date which is one year prior to the Bridge Final Maturity Date.

In addition, Extended Term Loans will be prepayable at the option of the Borrower prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of the Borrower at a premium equal to the coupon on Extended Term Loans; provided that after giving effect to such prepayment at least 65% of the aggregate principal amount of Initial Bridge Loans and Extended Term Loans originally made shall remain outstanding.

Conditions Precedent to
Funding:	Conditions precedent to borrowing under the Bridge Facility shall be limited to those expressly set forth in Section 1 of the Commitment Letter and on Exhibit B to the Commitment Letter.

Representations and Warranties:
Representations and warranties applicable to the Borrower and its subsidiaries customary and substantially similar to the Existing Credit Agreement, consisting of the following: organization, etc.; due authorization, non-contravention, etc; government approval, regulation, etc.; validity, etc.; financial information; no material adverse effect; litigation; compliance with laws and agreements;  subsidiaries; taxes; pension and welfare plans; environmental warranties; regulations U and X; disclosure; accuracy of information; pro forma balance sheets and projected financial statements; insurance; labor matters; solvency; and anti-terrorism laws.

Covenants:
Covenants that are customary for high yield debt securities of issuers of similar size and credit quality, as determined by the Lead Arranger in light of prevailing market conditions and other circumstances; provided that prior to the Rollover Date, the limitation on restricted payments and the limitation on debt will be more restrictive than customary high yield covenants.  In addition the Borrower will be required to comply with the Commitment Letter and the Fee Letter, and to use commercially reasonable efforts to refinance the Bridge Loans as promptly as practicable following the Closing Date, including by taking the actions specified in paragraph (h) of Exhibit B.  In no event will the covenants (taken as a whole) be more restrictive than those set forth in the Existing Credit Agreement (as in effect on the date of the Commitment Letter, but also giving effect to any waivers or amendments thereto entered into to permit or facilitate the Transactions).

Financial Covenants:	None.

Events of Default:
Events of default customary and usual for financings of this kind with customary exceptions, baskets and qualifications, consisting of the following: failure to pay principal when due or interest or other amounts within a specified grace period (to be determined) after the same becomes due; breach of representations, warranties or covenants; cross-default and cross-acceleration; bankruptcy and insolvency events; judgment defaults; actual or asserted invalidity or impairment of Bridge Documentation, guarantees or subordination provisions (of subordinated debt); standard ERISA defaults and failure to comply with any Securities Demand requirements as set forth in the Fee Letter.

Expenses and Indemnity:
The Borrower shall pay or reimburse all reasonable costs and expenses incurred in connection with the syndication of the Bridge Facility and with the preparation, negotiation, execution and delivery of the Bridge Documentation and any security arrangements in connection therewith, including without limitation, the reasonable fees and disbursements of counsel.  You further agree to pay all costs and expenses of the Administrative Agent, the Bridge Lenders and their respective affiliates (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of, and enforcement of any of its rights and remedies under, the Bridge Documentation.

The Borrower will indemnify the Bridge Lenders, the Commitment Party, the Lead Arranger, the Administrative Agent and their respective affiliates, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Bridge Facility; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely from the gross negligence or willful misconduct of such person.

Waivers and Amendments:
Amendments and waivers of the provisions of the Bridge Documentation shall require the approval of Bridge Lenders holding not less than a majority of the aggregate principal amount of the loans and commitments under the Bridge Facility; provided that (a) the consent of each affected Bridge Lender shall be required with respect to (i) increases in the commitment of such Bridge Lender; (ii) reductions of principal, interest or fees; (iii) extensions of scheduled amortization or the final maturity date and (iv) releases of all or a substantial portion of the value of the guarantees; and (b) the consent of all of the Bridge Lenders shall be required with respect to (i) modification of the voting percentages (or any of the applicable definitions related thereto) and (ii) modifications to the pro rata provisions.

Assignments and Participations:
Each Bridge Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Bridge Facility.  Assignments will require payment of an administrative fee to the Administrative Agent and, except for an assignment to an existing Bridge Lender or an affiliate of an existing Bridge Lender, the consent of the Administrative Agent.  In addition, each Bridge Lender may sell participations in all or a portion of its loans and commitments under the Bridge Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Bridge Lender to exercise voting rights in respect of the Bridge Facility (except as to certain basic issues).

Yield Protection, Taxes and
Other Deductions:
The Bridge Documentation will contain customary provisions for facilities of this kind, and as otherwise deemed necessary or appropriate by MSSF, including, without limitation, in respect of breakage and redeployment costs, increased costs, funding losses, capital adequacy, illegality, requirements of law.  All payments shall be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of a Bridge Lender’s applicable lending office).

Governing Law:
The State of New York.  Each party to the Bridge Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Counsel to the
Lead Arranger and
Administrative Agent:	Shearman & Sterling LLP.

ANNEX I

EXCHANGE NOTES
SUMMARY OF TERMS AND CONDITIONS

Issuer:
The Borrower will issue Exchange Notes under an indenture which complies with the Trust Indenture Act (the “Indenture”).  The Borrower in its capacity as issuer of the Exchange Notes is referred to as the “Issuer.”

Guarantors:	Same as Bridge Loans.

Principal Amount:
The Exchange Notes will be available only in exchange for (i) the Initial Bridge Loans on the Rollover Date or (ii) the Extended Term Loans at any time.  The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Initial Bridge Loans or the Extended Term Loans for which it is exchanged.

Maturity:	The Exchange Notes will mature on the Bridge Final Maturity Date.

Interest Rate:	The Exchange Notes will bear interest at a rate equal to the Total Cap and will be payable semi-annually in arrears.

Calculation of interest shall be on the basis of the actual number of days elapsed in a year of twelve 30-day months.

Default Interest:
In the event of a payment default on the Exchange Notes, interest on the Exchange Notes will accrue at a rate of 2.0% per annum in excess of the rate otherwise applicable to the Exchange Notes, and will be payable in accordance with the provisions described above under the heading “Interest Rate.”

Ranking:	Same as Initial Bridge Loans.

Mandatory Offer to Purchase:
The Issuer will be required to offer to purchase the Exchange Notes upon a change of control (to be defined in a mutually acceptable manner) at 101% of the principal amount thereof plus accrued interest to the date of purchase.  The Issuer will also be required to offer to purchase Exchange Notes with the proceeds of certain asset sales at 100% of the principal amount thereof plus accrued interest to be date of purchase.

Optional Redemption:
The Exchange Notes will be non-callable until the fourth anniversary of the Closing Date.  Thereafter, the Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 50% of the coupon on the Exchange Notes, declining ratably to par on date which is one year prior to the Bridge Final Maturity Date.

A-I-1

In addition, Senior Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of Holdings that are contributed to the Issuer at a premium equal to the coupon on the Senior Exchange Notes; provided that after giving effect to such redemption at least 65% of the aggregate principal amount of Senior Exchange Notes originally issued shall remain outstanding.

Registration Rights:	The Issuer will be required to:

•	within 60 days after the Rollover Date, file a registration statement for an offer to exchange the Exchange Notes for publicly registered notes with identical terms;
•	use its reasonable best efforts to cause the registration statement to become effective under the Securities Act of 1933, as amended (the “Securities Act”) within 150 days after the Rollover Date;
•	complete the exchange offer within 180 days after the Rollover Date; and
•	file a shelf registration statement for the resale of the Exchange Notes if it cannot complete an exchange offer within those time periods listed above and in certain other circumstances.

If the Issuer does not comply with these obligations (a “Bridge Registration Default”), the Issuer shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Bridge Registration Default in an amount equal to 0.50% per annum on the principal amount of Exchange Notes held by such holder.  The amount of the liquidated damages will increase by an additional 0.50% per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Bridge Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Bridge Registration Defaults of 1.50% per annum.

In addition, unless and until the Issuer has consummated the exchange offer and, if required, caused the shelf registration statement to become effective, the holders of the Exchange Notes will have the right to “piggy-back” the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Extended Term Loans will be redeemed or repaid from the proceeds of such securities.

A-I-2

Right to Transfer Exchange Notes:
Each holder of Exchange Notes shall have the right to transfer its Exchange Notes in whole or in part, at any time to an Eligible Holder (as defined below) and, after the Exchange Notes are registered pursuant to the provisions described under “Registration Rights,” to any person or entity; provided that if the Issuer or any of its affiliates holds Exchange Notes, such Exchange Notes shall be disregarded in any voting.  “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Exchange Notes in a transaction that is, in the opinion of counsel acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Notes for its own account and that it is not acquiring such Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Covenants:
Those typical for an indenture governing a high yield note issue of a new issuer.  In no event will the covenants (taken as a whole) be more restrictive than those set forth in the Existing Credit Agreement (as in effect on the date of the Commitment Letter, but also giving effect to any waivers or amendments thereto entered into to permit or facilitate the Transactions).

Events of Default:	Those typical for an indenture governing a high yield note issue of a new issuer.

Governing Law:
The State of New York.  Each party to the Bridge Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

A-I-3

EXHIBIT B

CONDITIONS PRECEDENT

$350 MILLION SENIOR BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.  The commitments of the Bridge Lenders in respect of the Bridge Facility and the closing and the initial extension of credit thereunder on the Closing Date will be subject to satisfaction of the conditions precedent set forth in Section 1 of the Commitment Letter, on Exhibit A to the Commitment Letter under the heading “Conditions Precedent to Funding”, and the following conditions precedent:

(a) Consummation of the Acquisition.  The Lead Arranger shall have reviewed, and be reasonably satisfied with, the final structure, terms and conditions and documentation relating to the Acquisition, including the Acquisition Agreement (collectively, the “Acquisition Documents”) (it being understood that the Lead Arranger is satisfied with the draft Agreement and Plan of Merger agreement dated February 5, 2012 (the “Draft Acquisition Agreement”) received by the Lead Arranger’s counsel at 4:30 pm (New York time) on February 5, 2012.  The Acquisition and the other Transactions (including the Equity Issuance) shall be consummated concurrently with the initial funding of the Bridge Facility on the Closing Date in compliance with applicable law and in accordance with the Acquisition Documents, without waiver or amendment thereof or any consent thereunder (including any change in the purchase price) unless such waiver, amendment or consent (i) has received the prior written consent of the Lead Arranger, or (ii) is not materially adverse to any interests of the Lenders or the Lead Arranger (it being understood and agreed that any change in the consideration paid for the Acquisition shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger, and (2) any change to the definition of “Company Material Adverse Effect”, “Parent Material Adverse Effect” or any similar definition shall be deemed to be materially adverse to the interests of the Lenders and the Arranger).  Immediately following the Transactions, neither the Borrower nor any of its subsidiaries shall have any indebtedness or preferred equity other than as set forth in the Commitment Letter, and no default shall exist under any indebtedness of the Borrower or any of its subsidiaries.  The Administrative Agent shall have received satisfactory evidence of repayment of all indebtedness to be repaid on the Closing Date and the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under the Financing Documentation.

(b) Consents.  All necessary governmental and third party consents and approvals necessary in connection with the Transactions shall have been obtained and be effective and all applicable waiting periods shall have expired without any adverse action being taken by any competent authority.

(c) Fees and Expenses.  The Borrower shall have complied with all of its obligations under, and the terms of, the Fee Letter.  All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation payable to the Administrative Agent, the Lead Arranger and the Lenders shall have been paid.

(d) Financial Statements; Pro Formas.  The Lead Arranger shall have received, review and be satisfied with (i) as soon as available and in any event not later than March 15, 2012, U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Target for the 2011 fiscal year (the “Audited Financial Statements”), (ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of the 2012 fiscal year, unaudited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and the Target for such fiscal quarter, for the period elapsed from the beginning of the 2012 fiscal year to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”) (with respect to which the independent auditors shall have performed an SAS 100 review), (iii) a pro forma consolidated and consolidating balance sheet and related statements of income and cash flows for the Borrower (the “Pro Forma Financial Statements”), promptly after the historical financial statements for such periods are available, in each case after giving effect to the Transactions, and (iv) forecasts of the financial performance of the Borrower and its subsidiaries (x) on an annual basis, through 2020 and (y) on a quarterly basis, through 2014.  The financial statements referred to in clauses (i) and (ii) shall be prepared in accordance with accounting principles generally accepted in the United States and shall not be materially inconsistent in form and preparation with the financial statements or forecasts previously provided to the Lead Arranger.  The Pro Forma Financial Statements shall be prepared on a basis consistent with pro forma financial statements set forth in a registration statement filed with the Securities and Exchange Commission.

(e) Patriot Act.  The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the Patriot Act.

(f) Miscellaneous Closing Conditions.  The Lenders shall have received a notice of borrowing, satisfactory opinions of counsel for the Borrower and the Guarantors, and of any applicable local counsel, as the case may be, and such corporate resolutions, certificates, organizational documents and other customary closing documentation (including, but not limited to, a solvency certificate from the Chief Financial Officer of the Borrower, in form and substance reasonably satisfactory to the Lead Arranger), as well as such other documents as the Lenders may reasonably request, in each case in form and substance reasonably satisfactory to the Lead Arranger.

(g) Representations and Warranties; No Default.  Subject to the limitations set forth in the final paragraph of Section 1 in the Commitment Letter, the representations and warranties of the Borrower, each of the Guarantors and each of their respective subsidiaries at the time of, and after giving effect to, such borrowing shall be accurate in all material respects.  The Acquisition Agreement Representations and the Specified Representations at the time of, and after giving effect to, the borrowing shall be true and correct in all material respects.  There shall be no default or event of default at the time of, and after giving effect to, such borrowing.

(h) Offering Memorandum.  The Borrower shall have engaged the investment bank(s) referred to in the Fee Letter (the “Investment Bank”) to place the securities referred to therein.  The Borrower shall have (i) as soon as practicable, and in no event less than 20 calendar days prior to the Closing Date, prepared and delivered to the Lead Arranger one or more preliminary prospectuses, offering memoranda or private placement memoranda (all as determined by, and in a form reasonably satisfactory to, the Investment Bank but in any event including all financial statements and other information that would be required in a registration statement on Form S-1 for an offering registered under the Securities Act (subject to exceptions customary for a Rule 144A offering involving high yield debt securities, including the exception of a consolidating footnote to the financial statements for guarantors and non-guarantors)) relating to any such issuance of Securities, and thereafter prepare supplements to or final versions of such prospectuses, offering memoranda or private placement memoranda (promptly upon request by, and in a form reasonably satisfactory to, the Investment Bank) (collectively, the “Offering Document”), (ii) caused the independent registered public accountants of each of the Borrower and the Target to render customary “comfort letters” (including customary “negative assurances”) with respect to the financial information in the Offering Document, (iii) caused the senior management and other representatives of the Borrower, and used commercially reasonable efforts to cause the senior management and other representatives of the Target, in each case, to provide access in connection with due diligence investigations and to participate in a customary high-yield “road show,” for a consecutive 20 calendar-day period commencing on the date of delivery of a final Offering Document (at no time during which period the financial information in the Offering Document shall be “stale”) and ending on the third business day prior to the Closing Date; provided that such 20 calendar-day period shall not include the periods (a) from and including July 2, 2012 to and including July 6, 2012 and (b) from and including August 20, 2012 to and including September 3, 2012 and (iv) obtained the Ratings prior to the commencement of such 20 calendar-day period.  To the extent any issuance of Securities is not consummated on or prior to the Closing Date, this condition shall continue as a covenant following the Closing Date (with the references to specific dates and periods being disregarded).